Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Medical Solutions Management Inc. of our report dated April 4, 2008 relating to our audit of the 2007 consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated April 4, 2008 relating to the 2007 consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions “Experts” in the Prospectus.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

August 26, 2008